CONSENT OF INDEPENDENT ACCOUNTANTS
                         _______________


To the Board of Directors of
  T. Rowe Price Tax-Efficient Balanced Fund, Inc.


  We consent to the inclusion in Post-Effective Amendment No. 1 to the Registration Statement of T. Rowe Price Tax-Efficient Balanced Fund, Inc. on Form N-1A (File No. 333-26441), of our report dated June 24, 1997, on our audit of the statement of assets and liabilities of T. Rowe Price Tax-Efficient Balanced Fund, Inc. as of June 23, 1997, which report is included in the Registration Statement. We also consent to the reference to our Firm under the heading "Independent Accountants" in the Statement of Additional Information and in the "Supplement to Statement of Additional Information dated July 1, 1997".


                            /s/Coopers & Lybrand L.L.P.
                            COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
October 24, 1997
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